NEWS RELEASE

THE ANDERSONS, INC. REPORTS THIRD QUARTER RESULTS
Third Quarter Loss of $0.04 per Diluted Share; Dividend increased for First Quarter 2016

MAUMEE, OHIO, NOVEMBER 4, 2015 The Andersons, Inc. (NASDAQ: ANDE) announces financial results for the third quarter ended September 30, 2015.

Highlights

•	Rail Group has continued strong performance

•	Quarterly dividend to be increased 11 percent

•	Grain Group performance down due to significant decline in equity earnings and lower core grain business results

•	Plant Nutrient Group results adversely impacted by ongoing and one-time costs associated with recent acquisitions, lower demand, and a cob business impairment

“The Rail Group had a great quarter as they continued to benefit from their focus on asset management, which has led to higher lease and utilization rates. The Ethanol Group also had good results, despite margins being down, as they continued to increase throughput due to various process improvements they have made,” said Chairman Mike Anderson. “Overall, however, this was a disappointing quarter primarily due to the results of our Grain and Plant Nutrient groups.

“We are confident in our future earning potential and we have again raised our dividend. It has increased from 14 cents to 15 1/2 cents per share; this will be effective with the next planned dividend to be paid on January 25, 2016 to holders of record as of January 4, 2016,” concluded Anderson.

Key Highlights
The loss during the third quarter of 2015 attributable to the Company was $1.2 million, or $0.04 per diluted share. Last year, third quarter net income was $16.8 million, or $0.59 per diluted share. Net income through September this year was $34.0 million, or $1.19 per diluted share. Adjusted net income through September of 2014 was $73.2 million, or $2.57 per diluted share. (See the Reconciliation to Adjusted Net Income Table attached for further explanation.) Third quarter 2015 revenues were $936 million compared to $953 million in the prior year.

•
The Rail Group achieved pre-tax income of $11.9 million this quarter led by strong base leasing business results and continuing improvement in the railcar repair business. The utilization rate ended the third quarter at 92.2 percent.

•	Despite ethanol margins being down significantly, the Ethanol Group had a good quarter due to strong operational execution. The group achieved record third quarter ethanol production volumes.

•	The Grain Group’s performance was down year over year by $12.3 million due to a significant decrease in equity earnings from affiliates and lower results in the core grain business.

•
The Plant Nutrient Group’s performance included a $4.5 million negative impact related to recent acquisitions, which were not expected to be accretive this quarter. The legacy portion of the business continued to see a reduction of nutrient purchasing this quarter. The group’s results were further impacted by a $2.0 million goodwill impairment charge in the Cob business.

Conference Call
The Company will host a webcast on Thursday, November 5, 2015 at 11:00 A.M. ET, to discuss its performance. To dial-in to the call, the number is 866-439-8514 (participant passcode is 60752097. It is recommended that you call 10 minutes before the conference call begins.

To access the webcast: Click on the link: http://edge.media-server.com/m/p/dybuefmq/lan/en  Log on.  Click on the phone icon at the bottom of the "webcast window" on the left side of the screen.  Then, you will be provided with the conference call number and passcode.  Click the gear set icon (left of the telephone icon) and select 'Live Phone' to synchronize the presentation with the audio on your phone.  A replay of the call can also be accessed under the heading "Investor" on the Company website at www.andersonsinc.com.

Forward Looking Statements
This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Company Description
Founded in Maumee, Ohio, in 1947, The Andersons is a diversified Company rooted in agriculture conducting business across North America in the grain, ethanol, plant nutrient and rail sectors. The Company also has a consumer retailing presence. For more information, visit The Andersons online at www.andersonsinc.com.

Investor Relations Contact
Jim Burmeister
Phone: 419-891-5848
E-mail: Jim_Burmeister@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Income
(unaudited)

(in thousands, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Sales and merchandising revenues	$935,774	$952,927	$3,094,355	$3,268,303
Cost of sales and merchandising revenues	850,584	868,009	2,817,681	2,985,115
Gross profit	85,190	84,918	276,674	283,188

Operating, administrative and general expenses	88,698	76,737	251,044	223,997
Interest expense	6,147	4,253	16,210	16,401
Other income:
Equity in earnings of affiliates, net	3,845	23,917	23,295	76,631
Other income, net	3,355	1,685	20,235	25,094
Income before income taxes	(2,455)	29,530	52,950	144,515
Income tax provision	(1,505)	10,251	17,556	49,837
Net income	(950)	19,279	35,394	94,678
Net income attributable to the noncontrolling interests	277	2,454	1,433	10,844
Net income attributable to The Andersons, Inc.	$(1,227)	$16,825	$33,961	$83,834

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$(0.04)	$0.59	$1.19	$2.95
Diluted earnings attributable to The Andersons, Inc. common shareholders	$(0.04)	$0.59	$1.19	$2.95
Dividends declared	$0.14	$0.11	$0.42	$0.33

The Andersons, Inc.
Reconciliation to Adjusted Net Income (unaudited)

(in thousands, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Net income attributable to The Andersons, Inc.	$(1,227)	$16,825	$35,189	$67,009
Items impacting other income, net:
Partial redemption of investment in Lansing Trade Group	—	—	—	(10,656)
Total adjusting items	—	—	—	(10,656)
Adjusted net income attributable to The Andersons, Inc.	$(1,227)	$16,825	$99,070	$56,353

Diluted earnings attributable to The Andersons, Inc. common shareholders	$(0.04)	$0.59	$1.19	$2.95

Impact on diluted earnings per share	—	—	—	(0.38)
Adjusted diluted earnings per share	$(0.04)	$0.59	$1.19	$2.57

The Andersons, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	September 30, 2015	December 31, 2014	September 30, 2014
Assets
Current assets:
Cash and cash equivalents	$40,658	$114,704	$326,946
Restricted cash	181	429	173
Accounts receivable, net	201,664	183,059	162,270
Inventories	527,789	795,655	396,464
Commodity derivative assets - current	60,965	92,771	126,396
Deferred income taxes	6,735	7,337	148
Other current assets	66,411	60,492	36,518
Total current assets	904,403	1,254,447	1,048,915

Other assets:
Commodity derivative assets - noncurrent	1,584	507	2,383
Other assets, net	220,355	131,527	113,141
Pension asset	—	—	13,738
Equity method investments	223,207	226,857	257,166
	445,146	358,891	386,428
Railcar assets leased to others, net	347,100	297,747	245,849
Property, plant and equipment, net	495,045	453,607	401,800
Total assets	$2,191,694	$2,364,692	$2,082,992

Liabilities and equity
Current liabilities:
Short-term debt	$82,801	$2,166	$451
Trade and other payables	466,428	706,823	387,311
Customer prepayments and deferred revenue	23,581	99,617	27,246
Commodity derivative liabilities – current	49,911	64,075	229,265
Accrued expenses and other current liabilities	71,593	78,610	70,598
Current maturities of long-term debt	26,989	76,415	76,757
Total current liabilities	721,303	1,027,706	791,628

Other long-term liabilities	16,510	15,507	13,902
Commodity derivative liabilities – noncurrent	2,912	3,318	26,203
Employee benefit plan obligations	58,123	59,308	39,606
Long-term debt, less current maturities	413,561	298,638	289,448
Deferred income taxes	179,591	136,166	120,628
Total liabilities	1,392,000	1,540,643	1,281,415
Total equity	799,694	824,049	801,577
Total liabilities and equity	$2,191,694	$2,364,692	$2,082,992

The Andersons, Inc.
Segment Data
(Unaudited)

(in thousands)	Grain	Ethanol	Plant Nutrient	Rail	Retail	Other	Total
Three months ended September 30, 2015
Revenues from external customers	$570,626	$139,140	$149,303	$44,758	$31,947	$—	$935,774
Gross profit	29,926	6,265	22,320	17,491	9,188	—	85,190
Equity in earnings of affiliates	1,340	2,505	—	—	—	—	3,845
Other income, net	618	36	947	2,093	92	(431)	3,355
Income (loss) before income taxes	129	6,167	(11,114)	11,913	(769)	(8,781)	(2,455)
Income (loss) attributable to the noncontrolling interests	(2)	279	—	—	—	—	277
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$131	$5,888	$(11,114)	$11,913	$(769)	$(8,781)	$(2,732)
Three months ended September 30, 2014
Revenues from external customers	$575,354	$179,405	$133,440	$32,022	$32,706	$—	$952,927
Gross profit	32,748	12,770	19,240	10,841	9,319	—	84,918
Equity in earnings of affiliates	10,190	13,727	—	—	—	—	23,917
Other income, net	(2,354)	71	2,861	792	418	(103)	1,685
Income (loss) before income taxes	12,447	23,709	(3,014)	4,160	(968)	(6,804)	29,530
Income (loss) attributable to the noncontrolling interest	(2)	2,456	—	—	—	—	2,454
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$12,449	$21,253	$(3,014)	$4,160	$(968)	$(6,804)	$27,076
	Grain	Ethanol	Plant Nutrient	Rail	Retail	Other	Total
Nine months ended September 30, 2015
Revenues from external customers	$1,781,104	$416,752	$660,440	$134,497	$101,562	$—	$3,094,355
Gross profit	84,656	18,394	90,984	53,062	29,578	—	276,674
Equity in earnings of affiliates	10,764	12,531	—	—	—	—	23,295
Other income, net	2,682	83	2,441	14,766	284	(21)	20,235
Income (loss) before income taxes	4,016	22,274	8,183	43,915	(1,483)	(23,955)	52,950
Income (loss) attributable to the noncontrolling interests	(8)	1,441	—	—	—	—	1,433
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$4,024	$20,833	$8,183	$43,915	$(1,483)	$(23,955)	$51,517
Nine months ended September 30, 2014
Revenues from external customers	$1,814,517	$594,613	$639,603	$117,733	$101,837	$—	$3,268,303
Gross profit	77,665	38,773	90,328	46,569	29,853	—	283,188
Equity in earnings of affiliates	20,541	56,090	—	—	—	—	76,631
Other income, net	16,967	201	4,211	2,289	720	706	25,094
Income (loss) before income taxes	34,102	85,833	23,952	25,889	(1,666)	(23,595)	144,515
Income attributable to the noncontrolling interest	(8)	10,852	—	—	—	—	10,844
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$34,110	$74,981	$23,952	$25,889	$(1,666)	$(23,595)	$133,671
(a) Income (loss) before income taxes attributable to The Andersons, Inc. for each Group is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income (loss).